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                                   EXHIBIT 12

               Computation of Ratios of Earnings to Fixed Charges
                             (dollars in thousands)

                                                    Year Ended December 31,
--------------------------------------------------------------------------------------------------------
                              1991             1992            1993            1994             1995
--------------------------------------------------------------------------------------------------------
Net Income                 $34,225         $ 51,358        $ 63,636        $ 80,460         $ 86,518
Interest
Expense                     56,886           58,159          62,193          67,479           64,163
                            ------          -------         -------         -------           ------

Total                      $91,111         $109,517        $125,829        $147,939         $150,681
                           =======         ========        ========        ========          =======

Ratio                         1.60             1.88            2.02            2.19             2.35


For purposes of calculating the ratio of earnings to fixed charges for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, net income has been added to interest expense and that sum has been divided by such interest expense.